Exhibit 99.1

Hancock Fabrics, Inc.                                                                     FOR IMMEDIATE RELEASE
Corporate Headquarters
One Fashion Way
Baldwyn, MS 38824                                                                       March 20, 2007

Released by: Bruce Smith
                (662) 365-6112

HANCOCK FABRICS ANNOUNCES ADDITIONAL STORE CLOSINGS AND
RECEIPT OF NOTICE OF DEFAULT FROM BANK GROUP

Hancock Fabrics, Inc. (NYSE symbol: HKF), announced today that, as part of its ongoing review of store performance, it is closing 104 stores, representing approximately $75 million in annualized sales. These closings are in addition to the 30 store closings disclosed in a press release dated February 8, 2007.

The Company has expanded its existing engagement of a national liquidation firm to assist it with the inventory liquidation sales in these stores over the next three to four months. In addition, it has selected a national real estate firm to assist it in the disposition of the leases for the closing stores.

Jane Aggers, President and CEO, stated, "We regret the impact that this decision to close stores has on our associates, but we believe it is necessary in order to focus our attention and resources entirely on further improving our stores that are performing well."

As these stores are closed, charges to earnings will be recorded if the continuing occupancy costs exceed amounts estimated to be recoverable through their disposition. In addition, as the inventory liquidation sales take place, there will likely be losses incurred as a result of the liquidation pricing. The Company is not presently able to reasonably estimate the amount of losses that will occur from this process.

In addition, Hancock reported that it has received a notice of default from its bank group due to the previously reported delay in filing its quarterly financial statements for 2006 and due to the Company's inability to comply with a financial covenant in the bank credit facility that requires the Company to have at least $25 million of excess availability. In the notice of default, the bank group has indicated its intention to increase the interest rate on borrowings and the fees on letters of credit to the default rates, which are two percentage points higher than normal. In addition, the bank group asserts that it may direct the Company's depository banks to transfer all cash deposits to the bank group in order to pay down borrowings under the bank credit facility.

In light of these developments, Hancock is exploring its strategic alternatives in its continuing effort to maximize the value of its enterprise for its stakeholders.

Hancock Fabrics, Inc. - America's Fabric Store - is committed to serving creative enthusiasts with a complete selection of fashion and home decorating textiles, sewing accessories, needlecraft supplies and sewing machines, through retail stores and an Internet store at www.hancockfabrics.com.

Released at 8:00 a.m.
Baldwyn, MS